PRESS RELEASE	Contacts: CCRI Corporation 800 828 0406 Malcolm McGuire TAG Entertainment Corp 310 277-3700 Steve Austin, President

TAG ENTERTAINMENT CORP ANNOUNCED TODAY
THE ENGAGEMENT OF AJ ROBBINS, PC AS ITS NEW
AUDITING FIRM AND STRATEGY FOR MOVING THE
COMPANY FORWARD

Beverly Hills, CA, February 24, 2005 - TAG Entertainment Corp (OTC Bulletin Board TAGE), a full service production and distribution entity creating family oriented motion pictures based in Beverly Hills, California, announced today that it has engaged AJ ROBBINS, PC as it new auditing firm.

Mr. Steve Austin, Chairman & CEO said: "We are very pleased about the engagement of AJ ROBBINS as our auditing firm and we welcome the opportunity to engage a new firm to allow the Company to elevate its stature in the public arena. Our strategy is to align the Company with outside and inside professionals that will provide key competencies necessary to reach our financial goals."

Mr. Austin also stated: "The transformation of the Company from a private to public entity has been a challenging undertaking. There have been periods in the Company's evolution when the demands of several film productions, management of various limited partnerships and the overall growth of the corporate entity outpaced the Company's managerial capacity. These moments allowed us to recognize the need to change our business and financial structure and improve our internal controls."

The Company continues to work toward the execution of a corporate action plan first identified in 2001. This action plan addresses systematic deficiencies and included the hiring of additional professionals and accounting firms, including Grobstein, Horwath & Company, LLP. The Company is disappointed by the termination of its relationship with Grobstein, but is confident that the audit will be completed with the new firm.

Efforts to improve the structure of the Company are ongoing. The Company has strengthened its accounting staff and expects to announce shortly the appointment of new management personnel, including a CFO, which will enable TAG to more efficiently execute its business plan and accelerate its growth.

TAG will continue to focus on expanding its demographic reach to include a broader worldwide audience. TAG will execute on its aggressive business model which includes production and distribution of a greater slate of feature films and the consideration of acquisitions of other independent entertainment companies.

ABOUT TAG ENTERTAINMENT CORP

TAG Entertainment, Inc. is an independently financed, fully integrated family film company based in Beverly Hills, California. TAG's principle business is the development and production of high quality family-oriented feature films for worldwide distribution. The company's feature films are developed and produced principally for the domestic and international theatrical motion picture markets. The company's television programming includes movies-for-television for the major television networks, basic cable, pay cable, first-run syndication and international markets. Established in 1999, TAG has fully financed and distributed five live action family films and has acquired certain rights to additional motion pictures of varying quality and commercial potential.

NOTE: The statements contained in this press release that are not historical facts are forward-looking statements under federal securities laws that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) TAG's ability to develop and produce additional feature length films; (ii) TAG's ability to generate significant revenue and achieve profitability; (iii) the estimated costs production; (iv) TAG's, ability to effectively implement its business strategy; (v) TAG's ability to raise additional capital to fund its movie projects; and (vi) the employment of additional qualified and experienced executive management.